EXHIBIT 99.1

David T. Taber, President & CEO

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Forward-Looking Statements FIG Partners' 3rd Annual West Coast Bank CEO Forum February 7, 2012 Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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Company Profile Headquarters Rancho Cordova, CA a Suburb of Sacramento  Founded Total Assets 1983 $582 million  Shareholders’ Equity 3-Month Average Volume $94 million 4,598 shares per day

 Insider Ownership Institutional Ownership 7% 45%  As of December 31, 2011

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Diverse and Large Market  $39 Billion in Deposit Potential* *FDIC market share data for Amador, Placer, Sacramento and Sonoma Counties as of June 30, 2011

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Strategic Direction

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Strong Leadership Foundation for Future Growth

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Proactive Credit Management

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Net Income Breakdown

	2010	2011
Net Interest Income	$ 22,256	$ 21,591
Provision for loan or lease losses	7,365	3,625
Noninterest income	1,804	2,108
Noninterest expense	16,470	16,301
Income before income taxes	225	3,773
Income taxes	(251)	1,269
Net income	476	2,504

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Core Earnings Strong & Stable Interest Margin Through Rate Cycles

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Success is in the Deposit Mix Core Deposits  Overall Cost of Deposits (4Q’11): 0.40% Core deposits consist of noninterest bearing, interest checking, money market and savings.  As of December 31, 2011

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 Success is in the Deposit Mix Total Deposit Mix Non-interest checking: $20,000 Interest checking: $19,000

Money market: $134,000 As of December 31, 2011

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Diversified Loan Composition

As of December 31, 2011

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Asset Quality

	December 31, 2010	September 30, 2011	December 31, 2011
Non-performing loans that are current to term*	$3,004,000	$1,031,000	$878, 000
Non-performing loans that are past due	19,567,000	19,934,000	12,545,000
Other real estate owned (net) and other repossessed assets	2,696,000	3,882,000	8,245,000
	$25,267,000	$24,847,000	$21,668,000

 * loans that are current (less than 30 days past due) pursuant to original or modified terms

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Asset Quality Non-Performing Assets Classified Assets As December 31, 2011

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Asset Quality Classified Assets as a % of Equity As December 31, 2011

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Capital Ratios

Strong Capital Position

▪ $94 million in Shareholder’s Equity

▪ 2012 Stock Repurchase Program: 5% of outstanding shares or approximately 494,500 shares based on the 9,890,909 shares outstanding as of January 26, 2012.

As of December 31, 2011

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The Right Mix of Service and Sales Satisfaction and Loyalty Client Satisfaction Survey based on Forrester Research Methodology Client Satisfaction Survey by American River Bank, 1/1/11 to 12/31/11

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The AMRB Difference

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